Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference  in the Registration Statement (Form S-8 ) pertaining to the Websense, Inc. 2000 Stock Incentive Plan, the Websense, Inc. 2000 Employee Stock Purchase Plan, and the Websense, Inc. 2007 Stock Incentive Assumption Plan of our reports dated February 23, 2007 with respect to the consolidated financial statements and schedule of Websense, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Websense, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Websense, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California
February 23, 2007